Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
 Pinnacle Financial Partners, Inc.:
We consent to the use of our reports dated February 25, 2015, with respect to the consolidated balance sheets of Pinnacle Financial Partners, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference in Form 10-K for the fiscal year ended December 31, 2014.

/s/KPMG LLP
Nashville, Tennessee
 August 5, 2015